UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of report (Date of earliest event reported) January 14, 2014

STAR GAS PARTNERS, L.P.

(Exact name of registrant as specified in its charter)

Delaware	001-14129	06-1437793
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2187 Atlantic Street, Stamford, CT 06902

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (203) 328-7310

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On January 14, 2014, Petroleum Heat and Power Co., Inc., a Minnesota corporation (“Petro” or the “borrower”), which is a subsidiary of Star Gas Partners, L.P., a Delaware limited partnership (the “Partnership,” “Star,” “we,” “us” or “our”), entered into a second amended and restated asset based revolving credit facility agreement (the “second amended facility”), under which Petro is the borrower and we are an additional loan party, with a syndicate of banks in which JPMorgan Chase Bank, N.A. is serving as Administrative Agent and Collateral Agent (the “Agent”).

The second amended facility provides us with the ability to borrow up to $350 million ($450 million during the heating season of December through April of each year) for working capital purposes (subject to certain borrowing base limitations and coverage ratios), including the issuance of up to $100 million in letters of credit and extends the maturity date to the later of June 2017, or January 2019, provided that we have met the conditions of the facility termination date as defined in the agreement. We can increase the facility size by $100 million without the consent of the bank group. However, the bank group is not obligated to fund the $100 million increase. If the bank group elects not to fund the increase, we can add additional lenders to the group, with the consent of the Agent, which shall not be unreasonably withheld. Obligations under the revolving credit facility are guaranteed by us and our subsidiaries and are secured by liens on substantially all of our assets including accounts receivable, inventory, general intangibles, real property, fixtures and equipment. As of the closing date, $94.3 million was outstanding and $46.5 million in letters of credit were outstanding under the second amended facility.

Interest accrues on the outstanding principal amount of the revolving credit loans at an annual rate equal to the Adjusted LIBOR Rate (as defined in the second amended facility) or the Alternate Base Rate (as defined in the second amended facility), plus an applicable margin. Interest on each swingline loan is calculated using the Alternate Base Rate.

The amended credit facility imposes certain restrictions on us, including restrictions on our ability to incur additional indebtedness, to pay distributions to our unitholders, to pay inter-company dividends or distributions, make investments, grant liens, sell assets, make acquisitions and engage in certain other activities.

The borrower is obligated to meet certain financial covenants under the second amended facility, including the requirement to maintain at all times either Availability (borrowing base less amounts borrowed and letters of credit issued) of 12.5% of the facility size, or a fixed charge coverage ratio (as defined in the revolving credit facility agreement) of not less than 1.1, which is calculated based upon Adjusted EBITDA for the trailing twelve months. In order to make acquisitions, the borrower must maintain Availability of $40 million on a historical pro forma and forward-looking basis. In addition, the borrower must maintain Availability of 15.0% of the facility size, on a historical forward-looking basis, and a fixed charge coverage ratio of not less than 1.15 in order to pay any distributions to unitholders or repurchase common units. Likewise, no inter-company dividends or distributions can be made (including those needed to pay interest or principle on our 8.875% Senior Notes), except to Borrower or a wholly owned subsidiary of Borrower, if the immediately preceding covenants have not been met.

All outstanding amounts owed under the second amended facility become due and payable on the facility termination date in June 2017. If we have repaid, prepaid or otherwise defeased at least $100 million of our 8.875% Senior Notes and Availability is equal to or greater than the aggregate amount required to repay the remaining outstanding 8.875% Senior Notes (“Payoff Amount”), then the facility termination date is in January 2019. However, after June 1, 2017, in the event that Availability is less than the Payoff Amount, the facility termination date shall be three days following such date. Notwithstanding this, all outstanding amounts are subject to acceleration upon the occurrence of events of default which we considers usual and customary for an agreement of this type, including failure to make payments under the second amended facility, non-performance of covenants and obligations or insolvency or bankruptcy (as described in the second amended facility).

The second amended and restated revolving credit facility agreement and the second amended and restated pledge and security agreement will be filed as exhibits to the Partnership’s quarterly report on Form 10-Q for the fiscal quarter ended December 31, 2013.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above under Item 1.01 is hereby incorporated by reference into this Item 2.03.

Item 9.01(c)	Exhibits

99.1	Press Release

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STAR GAS PARTNERS, L.P.

By: Kestrel Heat, LLC (General Partner)

By:	/s/ Richard Ambury
Name:	Richard Ambury
Title:	Chief Financial Officer

Date: January 14, 2014